Exhibit 99.1

RE:	MHI Hospitality Corporation
410 W. Francis Street
Williamsburg, VA 23185
(757) 229-5648

TRADED: NASDAQ: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Scott Kucinski	Vicki Baker
Director of Investor Relations	General Information
(757) 229-5648	(703) 796-1798

FOR IMMEDIATE RELEASE

MONDAY, APRIL 18, 2011

MHI HOSPITALITY CORPORATION ANNOUNCES THREE YEAR EXTENSION OF CREDIT FACILITY, ISSUANCE OF PREFERRED STOCK AND WARRANT AND BRIDGE FINANCING

Williamsburg, VA – April 18, 2011 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) announced today that it has entered into a sixth amendment to its credit agreement with Branch Banking & Trust Company, as administrative agent and lender, and all the other lenders under the credit agreement, originally dated May 8, 2006. The amendment with BB&T and the other lenders, among other things:

•	extends the final maturity date to May 8, 2014;

•	lowers the credit agreement’s interest rate spread on the variable LIBOR-based interest rate loan to 3.50% from 4.00% and removes the LIBOR floor;

•	removes the cash flow sweep, prepayment and contingent lockbox requirements;

•	adjusts covenants including, but not limited to, those governing the Company’s ability to pay dividends to shareholders, tangible net worth, and others;

•	sets specific release amounts with respect to secured hotel properties; and

•	requires the Company to make a principal payment in the amount of $22.7 million.

The Company also announced that it has entered into a Securities Purchase Agreement with affiliates and related parties of Richmond Hill Investment Company, LP (“Richmond Hill”) under which the Company issued and sold in a private placement 25,000 shares of the Company’s Series A Cumulative Redeemable Preferred Stock for a purchase price of $25.0 million and a Warrant to purchase 1,900,000 shares of the Company’s common stock at an exercise price of $2.25 per share. The preferred shares carry a mandatory redemption date of April 18, 2016 and have a cumulative dividend payable in cash at an

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annual rate of 10.0% and a payment-in-kind dividend of 2.0% per annum at the time of redemption. Proceeds from the transaction will be applied to the principal payment required under the sixth amendment of the Company’s credit facility, paying transaction costs and for other general corporate purposes.

Additionally, the Company entered into a Note Agreement with a related party to Richmond Hill pursuant to which the Company has the right to borrow up to $10.0 million (the “Bridge Financing”) at an annual fixed interest rate of 9.25%. The Company intends to use the net proceeds from the Bridge Financing to help facilitate the refinancing of other indebtedness, liquidity enhancement and other general corporate purposes.

Andrew M. Sims, Chief Executive Officer of the Company, commented, “We are pleased with the modification to our credit agreement, as it significantly reduces our Company’s near-term debt maturity risk and provides us with the ability to restart our dividend as our hotels continue to improve performance.” Sims added, “We are also excited to partner with Richmond Hill in this transaction. Richmond Hill’s investment in MHI allows the Company to restructure our balance sheet without significantly diluting our existing shareholders and demonstrates confidence in our leadership and strategy moving forward.”

Ryan P. Taylor, Managing Partner of Richmond Hill, said, “We believe in the Company’s strategy of value-based hotel acquisition and repositioning. Our investment strengthens the Company’s balance sheet, enabling its assets to realize their full potential. We hope to find additional ways to facilitate the growth of the Company in the years ahead.”

The securities offered and sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This announcement does not constitute an offer to sell, or the solicitation of any offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,110 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company also has a 25.0% interest in the Crowne Plaza Hollywood Beach Resort. The Company also has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

About Richmond Hill

Richmond Hill and its related parties have assets under management of approximately $500 million and invest in public and private companies in a wide array of industries and asset classes. The firm is based in New York, New York.